Exhibit 10.4

Hold Me Ltd.

April 22, 2021

Dear Mr. Menachem Shalom,

Re:          Indemnification Agreement

You are or have been appointed as a director or office holder (‘Nose Misra’ as defined in the Companies Law) (the "Office Holder") of Hold Me Ltd. (the “Company”), and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law.

In consideration of your continuing to serve the Company; the Company hereby agrees as follows:

1.          The Company hereby undertakes to indemnify you to the maximum extent permitted by the Companies Law – 1999 (the “Companies Law”) in respect of the following:

1.1.          any financial obligation imposed on, or incurred by you in favor of another person by, or expended by you as a result of, a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“Action”) taken or made by you in your capacity as a director or officer of the Company or of any subsidiary of the Company ("Subsidiary"); and

1.2.          all reasonable litigation expenses expended by you or charged to you by a court, including reasonable attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend to be a witness in or participate, in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of mens rea (criminal intent) in which you are convicted, all in respect of actions  taken by you in your capacity as a director and/or officer of the Company or of any Subsidiary; and

1.3.          all reasonable litigation expenses, including reasonable attorneys’ fees, actually expended by you due to an investigation or a proceeding instituted against you, by an authority qualified to administrate such investigation or proceeding, where such investigation or proceeding is “concluded without the filing of an indictment against you” (as defined in the Companies Law) and “without any financial obligation imposed on you in lieu of criminal proceedings” (as defined in the Companies Law), or that is concluded without indictment of the Office Holder but with financial obligation imposed on him in lieu of criminal proceedings with respect to a crime that does not require proof of mens rea (criminal intent) all in respect of actions taken by you in your capacity as a director and/or office holder of the Company or of any Subsidiary; and

1.4          any payment you may be obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Israeli Securities Law, 5728-1968 (the “Securities Law”), and expenses that you may incur in connection with a proceeding under Chapters H'3, H'4, or I'1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

1.5          expenses incurred in connection with a proceeding under Chapter G'1, of the Restrictive Trade Practices Law, 5748-1988 (the “Restrictive Trade Practices Law”), including reasonable legal expenses, including without limitation attorney fees.

The Company may, as aforesaid, indemnify, insure and exempt from liability any Office Holder to the fullest extent permitted by applicable law. Accordingly: (i) any amendment to the Companies Law, the Securities Law, the Restrictive Trade Practices Law or any other applicable law expanding the ability of the Company to indemnify, insure or exempt from liability any Office Holder, or expanding the right of any Office Holder to be indemnified, insured or exempted from liability, beyond or in addition to the provisions of this Indemnification Agreement, shall, to the fullest extent possible, automatically and immediately apply to the Office Holders of the Company and be deemed as included in this Indemnification Agreement to the fullest extent permitted by applicable law; and (ii) any amendment to the Companies Law, the Securities Law, the Restrictive Trade Law or any other applicable law adversely affecting the ability of the Company to indemnify, insure or exempt from liability any Office Holder or adversely affecting the right of any Office Holder to be indemnified, insured or exempted from liability as provided for in this Indemnification Agreement shall have no effect post factum and shall not affect the Company's obligations or ability to indemnify, insure or exempt from liability an Office Holder for any act (or omission) carried out prior to such amendment, unless otherwise provided by applicable law.

2.          Notwithstanding the aforesaid, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1.          a breach of your duty of loyalty to the Company or any Subsidiary, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company or any Subsidiary while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or any Subsidiary, as applicable;

2.2.          a willful or reckless breach of the duty of care, unless such breach was done solely in negligence;

2.3.          an action taken or not taken with the intent of unlawfully realizing personal gain;

2.4.          a fine or penalty imposed upon you for an offense; and

2.5.          a counterclaim made by the Company or in its name in connection with a claim against the Company or any Subsidiary filed by you, other than by way of defense or by way of third party notice in connection with claim brought against you, or in specific cases in which the Company’s Board of Directors has approved the initiation or bringing of such suit by yourself, which approval shall not be unreasonably withheld.

In any such case under this Section 2, a determination of non-indemnification by the Company shall only be made if it is determined upon final adjudication of a court of competent jurisdiction that you are not lawfully entitled to such indemnification.

3.          To the fullest extent permitted by law, the Company shall make available all amounts needed in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Section 1.2 above, even prior to a court decision, but has no duty to advance payments in less than five (5) business days following delivery of a written request therefor by you to the Company. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company, within ten (10) business days as of the court's decision, if you are found guilty of a crime which requires proof of criminal intent or if a financial liability was imposed in lieu of a criminal proceeding for a crime which requires a finding of criminal intent. Other advances will be repaid by you to the Company if it is determined by a court of competent jurisdiction that you are not lawfully entitled to such indemnification. Any undertaking made by you pursuant to this Section 3 shall be unsecured and without consideration of your ability to repay any such advance. For purposes of this Agreement, "Business Day" or "Business Days” means a day, or days, on which customer services are provided by a majority of the major commercial banks in Israel.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.          The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer a director or office holder of the Company or any Subsidiary, provided that the obligations are in respect of actions taken by you while you were a director or office holder of the Company or any Subsidiary as aforesaid, and in such capacity.

5.          The indemnification will be limited to the matters mentioned in Section 1 above insofar as they result from, or are connected to, your actions in the matters listed in Exhibit A hereto (the “Indemnifiable Events”), which are deemed by the Company's Board of Directors, based on the current activity of the Company, to be foreseeable at the date hereof.

6.          The indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall be $1,000,000 (one million U.S. Dollars), provided however that, if such amount is insufficient to cover all the indemnity amounts payable with respect to all persons, then such amount shall be allocated to such persons pro rata according to the percentage of their culpability, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among such persons.

7.          The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above.

8.          Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Indemnification Agreement.

9.          The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder to be paid by you to the Company within fifteen (15) days following the receipt of the said amount. Such reimbursement shall not exceed the amount the Company has paid to you under Section 3 hereto.

10.          In all indemnifiable circumstances, indemnification will be subject to the following:

10.1          You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, however, your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend against such action. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings.

10.2.          Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you.

The Company and/or your attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents required to enable the Company and/or your attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid. Notwithstanding the aforesaid, at your discretion and on your expenses, you may employ your own legal counsel in addition to the attorney chosen by the Company.

For the avoidance of doubt, in the case of criminal proceedings the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your written consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Indemnification Agreement or pursuant to law and further provided that any such settlement or arrangement does not impose on you any liability or limitation. The Company shall not, without your prior written consent, consent to the entry of any judgment against you or enter into any settlement or compromise which (i) includes an admission of your fault, (ii) does not include, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law.

10.3.          You will fully cooperate with the Company and/or any attorney as aforesaid as is reasonably required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other relevant documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.4.          If, in accordance with Section 10.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, unless (i) the Company shall not have assumed the conduct of your defense as contemplated, (ii) the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, (iii) the named parties to any such action (including any impleaded parties) include both you and the Company, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between you and the Company, or (iv) the Company shall agree to such expenses in either of which events reasonable fees and expenses of your counsel shall be borne by the Company.

10.5.          The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s prior written consent to such compromise or settlement, such consent not to be unreasonably withheld or delayed.

11.          The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with Distribution of Company's assets (as said term is defined in the Companies Law). Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Amended and Restated Articles of Association of the Company or applicable law or otherwise.

12.          If for the validation of any of the undertakings in this Indemnification Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

13.          For the avoidance of doubt, it is hereby clarified that nothing contained in this Indemnification Agreement derogates from the Company’s right (but in no way obligation) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above.

14.          If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

15.          This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel and the competent courts of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Indemnification Agreement.

16.          This Indemnification Agreement cancels any preceding letter of indemnification that may have been issued to you. The Company undertakes that to the extent that the Company, in any time in the future, shall grant broader indemnification undertakings to any directors or office holders of the Company, such broader indemnification undertakings shall apply to you as well, whether or not a new indemnification agreement is in effect granted to you.

17.          This Indemnification Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Indemnification Agreement shall be effective unless it is in writing and signed by the parties hereto.

18.          No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  Any waiver shall be in writing.

19.          This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which when taken together shall constitute one and same instrument.

20.          This Indemnification Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective heirs, successors, assigns and legal representatives.

21.          All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (v) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

This letter is being issued to you pursuant to the resolutions adopted by the Board of Directors of the Company on April 21, 2021, and by the shareholders of the Company on April 21, 2021. The Board of Directors has determined, based on the current activity of the Company, that the amount stated in Section 6 is reasonable and that the events listed in Exhibit A are reasonably anticipated.

Kindly sign and return the enclosed copy of this letter to acknowledge your agreement to the contents hereof.

Very truly yours, /s/ Menachem Shalom Menahem Shalom, CEO Hold Me Ltd.

Accepted and agreed to:

/s/ Menachem Shalom
Name: Menachem Shalom
Date:  April, 2021

EXHIBIT A*

Any reference in this Exhibit A to the Company shall include the Company and any entity in which you serve in a Corporate Capacity. “Corporate Capacity” shall mean an act performed by you, either prior to or after the date hereof, in your capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of the Company, any subsidiary thereof or any other corporation, collaboration, partnership, joint venture, trust or other enterprise, in which you serve at any time at the request of the Company

Indemnifiable Events

1.
Claims in connection with employment or engagement relationships with and/or by employees or consultants of the Company or any employee union or similar or comparable organization, and in connection with business relations of any kind between the Company and its employees, independent contractors, customers, suppliers, partners, distributors, agents, resellers, representatives, licensors, and various other service providers and business associates.

2.
Negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the approval of transactions with Office Holders or shareholders, including controlling persons and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company’s business.

3.
Approval of and recommendation or information provided to shareholders with respect to any and all corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision, matters relating to the approval of transactions with Office Holders (including, without limitation, all compensation related matters) or shareholders, including controlling persons and claims and allegations of failure to exercise business judgment, reasonable level of proficiency, expertise, care or any other applicable standard, with respect to the foregoing or otherwise with respect to the Company’s business, strategy, operations and prospective outlook, and any discussions, deliberations, reviews or other preparatory or preliminary phases relating to any of the foregoing.

4.
Violation, resolution, infringement, misappropriation, dilution and/or other actions or omissions relating to any other misuse of copyrights, patents, designs, trade secrets, confidential information, proprietary information, and any other intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy or any violation of privacy or privacy-related right, including with respect to databases or handling, collection or use of private information, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.

5.
Violations of or failure to comply with securities laws, and any regulations or other rules promulgated thereunder, of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933 or the U.S. Exchange Act of 1934 or under the Israeli Securities Law, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders, option holders, holders of any other equity or debt instrument of the Company, and otherwise with the investment community (including without limitation any such claims relating to merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company); claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards investors, lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including in connection with disclosure, offering or other transaction related documents; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options, warrants or other rights to purchase any of the same or any offering of the Company’s securities (whether on behalf of the Company or on behalf of any holders of securities of the Company) to private investors, underwriters, resellers or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities.

6.
Liabilities arising in connection with any products or services developed, distributed, rendered, sold, provided, licensed or marketed by the Company or any affiliate thereof, whether performed by the Company or by third parties on behalf of the Company, and any actions or omissions, and any actions in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims.

7.
The offering of securities by the Company (whether on behalf of itself or on behalf of any holder of securities and any other person) to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, offering documents, agreements, notices, reports, tenders and/or other processes or proceedings.

8.
Events, facts or circumstances in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, winding up, any decision concerning creditors’ rights, or any decision concerning any of the foregoing, including but not limited to, merger, sale or acquisition of assets, division, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company, and the approval of failure to approve of any corporate actions and any matters relating to corporate governance, capital structure, the Amended Articles (as may be amended from time to time) or other charter or governance documents, appointment or dismissal of office holders or compensation thereof and appointment or dismissal of auditors, internal auditor or any other person performing any services for the Company.

9.
Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, as well as the sale, lease or purchase of, or the receipt or grant of any rights with respect to, any assets or business. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, licensing or acquisition of rights in products, assets or technologies of other persons or legal entities, and the sale, licensing or grant of license in the same to other persons or legal entities, and the division or consolidation thereof.

10.
Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices.

11.
Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, county, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

12.
Any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution,  indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (a) the presence of, release, spill, emission, leaning, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (b) circumstances forming the basis of any violation of any environmental law or environmental permit, license, registration or other authorization required under applicable environmental law.

13.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

14.
Participation and/or non-participation at Board meetings, expression of opinion or view and/or voting and/or abstention from voting at the Company’s Board meetings including, in each case, any committee thereof, as well as expression of opinion publicly in connection with the service as an Office Holder (as applicable).

15.
Review and approval of the Company’s financial statements and any specific items or matters within, including any action, consent or approval related to or arising from the foregoing, including, without limitations, engagement of or execution of certificates for the benefit of third parties related to the financial statements.

16.
Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations (including without limitation relating to export, import, encryption, antitrust or competition authorities) or laws related to any governmental grants in any jurisdiction.

17.
Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or the purchase and sale of assets, including the purchase or sale of companies and/or businesses, and/or investment in corporate or other entities and/or investments in any traded or non-traded securities and/or any other form of investment.

18.	Liabilities arising out of advertising, including misrepresentations regarding the Company's products or services and unlawful distribution of emails.

19.
An announcement or statement, including a position taken or an opinion or representation made in good faith by the Office Holder in the course of his duties or in conjunction with his duties, whether in public or in private, including during a meeting of the Board of Directors of the Company or any of the committees thereof.

20.
Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

21.
All actions, consents and approvals, including any prior discussions, reviews and deliberations, relating to a distribution of dividends, in cash or otherwise, or to any other “distribution” as such term is defined under the Companies Law.

22.
Any administrative, regulatory, judicial, civil or criminal, actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or breaches alleging potential responsibility, liability, loss or damage (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, property damage or penalties, or for contribution,  indemnification, cost recovery, compensation or injunctive relief), whether alleged or claimed by customers, consumers, regulators, shareholders or others, arising out of, based on or related to: (a) cyber security, cyber attacks, data loss or breaches, unauthorized access to databases and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) circumstances forming the basis of any violation of any law, permit, license, registration or other authorization required under applicable law governing data security, data protection, network security, information systems, privacy or any cyber environment (including, users, networks, devices, software, processes, information systems, databases, information in storage or transit, applications, services, and systems that can be connected directly or indirectly to networks); (c) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (d) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (e) security-audit, post-incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management (including, management of an incident, investigation, remediation, data subject notification, call management, credit checking for data subjects, legal costs, court attendance and regulatory fines), extortion liability (including, losses due to a threat of extortion, professional fees related to dealing with the extortion), or network security liability (including, losses as a result of denial of access, costs related to data on third-parties and costs related to the theft of data on third-party systems).

23.	Actions taken pursuant to or in accordance with the policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not.

24.
To the maximum extent permitted by law, any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a person serving in a capacity of an Office Holder of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such person serving in such Office Holder.

25.	Any action violating the Amended and Restated Articles of Associations of the Company.